Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS APPOINTS
FRANZ L. CRISTIANI TO ITS BOARD OF DIRECTORS

PROVO, Utah, June 2,  2004 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced the appointment of Franz L. Cristiani to its Board of Directors.  Mr. Cristiani retired in 1999 as a partner in the accounting firm of Arthur Andersen, and currently advises and sits on the boards of several companies.   Nature’s Sunshine has determined that based on his education and experience Mr. Cristiani qualifies as an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002.

The Board is now comprised of six Directors, including four independent board members.

Mr. Cristiani, a CPA, who served at Arthur Andersen for 35 years until his retirement in 1999, specialized in larger, international publicly-owned corporations.  He currently is a director of BioMarin Pharmaceutical and MTI Technology, both NASDAQ-listed companies, where he serves as lead director and chairman of the audit committees for both companies.  He is chairman of the Strategic Planning and Audit Committee of Vitasoy USA, a subsidiary of a publicly listed Hong Kong company.

“Mr. Cristiani’s background is ideally suited for Nature’s Sunshine, particularly given our Company’s growing international activities,” said Kristine Hughes, a founder and Chairman of Nature’s Sunshine.  “We are pleased that he has joined our Board of Directors, and that we will be able to avail ourselves of his experience and expertise.”

Mr. Cristiani graduated from San Francisco (CA) State University, and currently is an Adjunct Professor at the University of San Francisco’s Graduate School of Business and Management.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff

Steven S. Anreder

Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.